PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
November 29, 2018

Contact:     Dana Perlman
Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2018 THIRD QUARTER EPS ABOVE GUIDANCE AND RAISES FULL YEAR EPS OUTLOOK

•	Third quarter revenue increased 7% (increased 9% on a constant currency basis) compared to the prior year period, in line with previous guidance.

•	Third quarter EPS exceeded guidance and was:

◦	GAAP basis: $3.15 compared to guidance of $3.03 to $3.06

◦	Non-GAAP basis: $3.21 compared to guidance of $3.10 to $3.13

•	Full year 2018 EPS outlook:

◦	GAAP basis: Raised to $9.10 to $9.12 from $8.96 to $9.01 previously

◦	Non-GAAP basis: Raised to $9.33 to $9.35 from $9.20 to $9.25 previously

◦	The strengthening U.S. dollar lowered the estimated positive impact of foreign currency translation to $0.03 per share, from $0.07 previously.

New York, New York - PVH Corp. [NYSE: PVH] reported 2018 third quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are pleased with the strong earnings performance in the third quarter, which exceeded our expectations, driven by the power of our diversified global business model. We continue to over-deliver against our 2018 plan and are raising our full year earnings outlook based on our third quarter outperformance and our confidence in the opportunities for the fourth quarter, despite recent retailer bankruptcies in the U.S. and U.K. and increasing geopolitical volatility around the world.”

Mr. Chirico continued, “Our Tommy Hilfiger business truly outperformed, with strength across all regions, product lines and channels of distribution. The brand continues to gain meaningful market share, as our consumer-centric brand approach and consistent brand execution are driving global momentum. The CALVIN KLEIN brand continues to command strong brand health and desire in all markets; however, the business in the third quarter experienced softness. While many of the product categories performed well, we are disappointed by the lack of return on our investments in our Calvin Klein 205 W39 NYC halo business and believe that some of the CALVIN KLEIN JEANS relaunched product was too elevated and did not sell through as well as we planned. As we move into 2019, we believe the consumer will increasingly feel more connected to the brand as we offer a more commercial product and marketing experience to capture the long-term opportunity for our Calvin Klein business.”

Mr. Chirico concluded, “Overall, we remain confident that we are well positioned to execute our strategic priorities through the efforts of our talented associates, enabling us to deliver long-term stockholder value.”

Third Quarter Business Review:
Due to the 53rd week in 2017, third quarter 2018 comparable store sales are more appropriately compared with the thirteen week period ended November 5, 2017, instead of the thirteen week period ended October 29, 2017. All comparable store sales discussed in this release are presented on this one week shifted basis.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 11% to $1.1 billion (increased 13% on a constant currency basis) compared to the prior year period. Tommy Hilfiger International revenue increased 16% to $708 million (increased 19% on a constant currency basis) compared to the prior year period, driven by continued strong performance across all regions and channels, including a 13% increase in comparable store sales. Tommy Hilfiger North America revenue increased 3% to $424 million (increased 4% on a constant currency basis) compared to the prior year period, primarily attributable to strength in the wholesale business, as comparable store sales were relatively flat.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $177 million, inclusive of a $4 million negative impact due to foreign currency translation, from $147 million in the prior year period. Included in earnings before interest and taxes for the current quarter were costs of $6 million related to the April 2016 acquisition of the 55% interest in the Company’s former Tommy Hilfiger joint venture in China (“TH China”) that it did not already own (the “TH China acquisition”), consisting of noncash amortization of short-lived assets. Included in earnings before interest and taxes for the prior year period were costs of (i) $6 million related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, and (ii) $5 million in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $183 million, inclusive of a $4 million negative impact due to foreign currency translation, from $158 million in the prior year period. The earnings increase was principally due to the revenue increase noted above, as well as gross margin improvements, particularly in North America, and a leveraging of expenses.

Calvin Klein
Revenue in the Calvin Klein business for the quarter increased 2% to $963 million (increased 4% on a constant currency basis) compared to the prior year period. Calvin Klein International revenue increased 3% to $482 million (increased 7% on a constant currency basis) compared to the prior year period, driven by growth in Europe. International comparable store sales increased 1%. Calvin Klein North America revenue increased 1% to $481 million (increased 2% on a constant currency basis) compared to the prior year period, as growth in the wholesale business was partially offset by a 2% comparable store sales decline.

Earnings before interest and taxes for the quarter decreased to $121 million, inclusive of a $4 million negative impact due to foreign currency translation, from $142 million in the prior year period. The earnings decrease was primarily attributable to an approximately $10 million increase in creative and marketing expenditures compared to the prior year period, as well as gross margin pressure principally due to more promotional selling in the CALVIN KLEIN JEANS business, particularly in North America.

Heritage Brands
Revenue in the Heritage Brands business for the quarter increased 8% to $429 million compared to the prior year period, as solid growth in the wholesale business was partially offset by a 1% comparable store sales decline.

Earnings before interest and taxes for the quarter decreased to $24 million from $30 million in the prior year period, as the revenue increase noted above was offset by a planned increase in marketing expenditures compared to the prior year period, as well as the negative impact resulting from Sears’ bankruptcy.

Third Quarter Consolidated Results:
Third quarter revenue increased 7% to $2.5 billion (increased 9% on a constant currency basis) compared to the prior year period.

Earnings per share on a GAAP basis was $3.15 for the third quarter of 2018 compared to $3.05 in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $3.21 for the third quarter of 2018 compared to $3.02 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the third quarter of 2018 included a $0.09 negative impact related to foreign currency translation.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $282 million, inclusive of a $7 million negative impact due to foreign currency translation, from $281 million in the prior year period. Included in earnings before interest and taxes for the current quarter were costs of $6 million related to the TH China acquisition. Included in earnings before interest and taxes for the prior year period were $14 million of costs consisting of (i) $6 million related to the TH China acquisition, (ii) $5 million in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, and (iii) $3 million in connection with the consolidation within the Company’s warehouse and distribution network in North America. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter decreased to $289 million, inclusive of a $7 million negative impact due to foreign currency translation, compared to $295 million in the prior year period. Excluding the negative impact of foreign currency translation, earnings on a non-GAAP basis increased slightly, as earnings growth in the Tommy Hilfiger business was mostly offset by earnings decreases in the Calvin Klein and Heritage Brands businesses. Included in earnings for the quarter was an approximately $5 million negative impact resulting from recent retailer bankruptcies in the U.S. and U.K.

Net interest expense decreased to $29 million from $31 million in the prior year period. The effective tax rate on a GAAP basis was 4.1% as compared to 4.4% in the prior year period. The effective tax rate on a non-GAAP basis was 4.6% as compared to 10.2% in the prior year period, as the current year period included a higher overall benefit from discrete tax items as compared to the prior year period.

Nine Months Consolidated Results:
Revenue for the first nine months of 2018 increased 12% to $7.2 billion (increased 10% on a constant currency basis) compared to the prior year period. The revenue increase was due to:

•
A 15% increase (12% increase on a constant currency basis) in the Tommy Hilfiger business compared to the prior year period, driven principally by continued strong performance across all regions and channels. International comparable store sales increased 11%. North America comparable store sales increased 4%.

•
A 12% increase (10% increase on a constant currency basis) in the Calvin Klein business compared to the prior year period, driven by strong performance in Europe and Asia, as well as in the North America wholesale business. International comparable store sales increased 5%. North America comparable store sales increased 2%.

•	A 3% increase in the Heritage Brands business compared to the prior year period. Comparable store sales increased 1%.

Earnings per share on a GAAP basis was $7.56 for the first nine months of 2018 compared to $5.45 in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $7.75 for the first nine months of 2018 compared to $6.36 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the first nine months of 2018 included a $0.14 positive impact related to foreign currency translation.

Earnings before interest and taxes on a GAAP basis for the first nine months of 2018 increased to $758 million, inclusive of a $13 million positive impact due to foreign currency translation, from $574 million in the prior year period. Included in earnings before interest and taxes for the first nine months of 2018 were costs of $20 million related to the TH China acquisition. Included in earnings before interest and taxes for the prior year period were $113 million of costs consisting of (i) $54 million in connection with the agreements to restructure the Company’s supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), under which the Company terminated its non-exclusive buying agency agreement with Li & Fung during 2017 (the “Li & Fung termination”), (ii) $20 million related to the TH China acquisition, (iii) $19 million in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, (iv) $10 million in connection with the consolidation within the Company’s warehouse and distribution network in North America, and (v) $9 million in connection with the noncash settlement of certain of the Company’s retirement plan benefit obligations. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the first nine months of 2018 was $778 million, inclusive of a $13 million positive impact due to foreign currency translation, compared to $687 million in the prior year period. The improvement in earnings was driven by growth across all businesses, particularly Tommy Hilfiger, despite an approximately $8 million negative impact resulting from recent retailer bankruptcies in the U.S. and U.K.

Net interest expense for the first nine months of 2018 decreased to $87 million from $89 million in the prior year period. The effective tax rate on a GAAP basis for the first nine months of 2018 was 12.7% as compared to 11.7% in the prior year period. The effective tax rate on a non-GAAP basis for the first nine months of 2018 was 13.0% as compared to 16.4% in the prior year period.

Inventory levels increased 15% as compared to the prior year period primarily due to the fiscal calendar misalignment in 2018 as compared to 2017 as a result of the 53rd week in

2017, or 8% on an aligned calendar basis. Inventory levels include an acceleration of receipts in advance of potential tariffs.

Stock Repurchase Program:
During the first nine months of 2018, the Company repurchased approximately 1.7 million shares of its common stock for $247 million (8.5 million shares for $939 million since inception) under the $1.250 billion stock repurchase program authorized by the Board of Directors through June 3, 2020. Stock repurchases under the program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases are made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy and other relevant factors. The program may be modified by the Board, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, at any time, without prior notice.

2018 Outlook:
The Company’s effective tax rate projections for 2018 include estimates of the impacts of the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Legislation”) enacted on December 22, 2017, including (i) the reduction of the corporate income tax rate from 35% to 21%, (ii) the implementation of a modified territorial tax system, (iii) the introduction of a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations (known as “GILTI”) and (iv) the introduction of a base erosion anti-abuse tax measure (known as “BEAT”) that taxes certain payments between U.S. corporations and their subsidiaries. These projections are subject to adjustment in 2018, including as a result of changes in the provisional net tax benefit of $53 million recorded in the fourth quarter of 2017, during the measurement period allowed by the Securities and Exchange Commission, as regulatory guidance needs to be issued in regard to the Tax Legislation and as the Company completes its final analysis of the impacts of the Tax Legislation.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
The Company currently projects that 2018 earnings per share on a GAAP basis will be in a range of $9.10 to $9.12 compared to $6.84 in 2017. The Company currently projects that 2018 earnings per share on a non-GAAP basis will be in a range of $9.33 to $9.35 compared to $7.94 in 2017. Both the GAAP and non-GAAP projections include the estimated positive impact of approximately $0.03 per share related to foreign currency translation.

Revenue in 2018 is projected to increase approximately 7% (also on a constant currency basis) as compared to 2017. Revenue for the Tommy Hilfiger business is projected to increase approximately 10% (increase approximately 9% on a constant currency basis). Revenue for the Calvin Klein business is projected to increase approximately 7% (also on a constant currency basis). Revenue for the Heritage Brands business is projected to increase approximately 2%.

Net interest expense in 2018 is projected to decrease to approximately $117 million from $122 million in 2017. The Company estimates that the 2018 effective tax rate will be in a range of 13.0% to 14.0%, which includes the estimated impact of the Tax Legislation.

The Company’s estimate of 2018 earnings per share on a non-GAAP basis excludes approximately $24 million of pre-tax costs to be incurred related to the TH China acquisition, consisting of noncash amortization of short-lived assets, and the resulting estimated tax effect.

Fourth Quarter Guidance
Revenue in the fourth quarter of 2018 will be negatively impacted compared to the prior year period as a result of a 53rd week in 2017. The total negative impact in the fourth quarter of 2018 compared to the prior year period is approximately $125 million, comprised of (i) approximately $80 million due to one fewer week of revenue in the fourth quarter of 2018 as compared to the fourth quarter of 2017 and (ii) approximately $45 million that shifted out of the fourth quarter of 2018 due to the fiscal calendar misalignment in 2018 as compared to 2017.

The Company currently projects that fourth quarter 2018 earnings per share on a GAAP basis will be in a range of $1.54 to $1.56 compared to $1.39 in the prior year period. The Company projects that fourth quarter 2018 earnings per share on a non-GAAP basis will be in a range of $1.58 to $1.60 compared to $1.58 in the prior year period. Both the GAAP and non-GAAP projections include an estimated negative impact of approximately $0.11 per share related to foreign currency translation.

Revenue in the fourth quarter of 2018 is projected to decrease approximately 4% (decrease approximately 1% on a constant currency basis) compared to the prior year period, including a 5% negative impact due to the 53rd week in 2017 as described above. Revenue for the Tommy Hilfiger business in the fourth quarter is projected to decrease approximately 4% (to be flat on a constant currency basis). Revenue for the Calvin Klein business in the fourth quarter is projected to decrease approximately 6% (decrease approximately 3% on a constant currency basis). Revenue for the Heritage Brands business in the fourth quarter is projected to decrease approximately 2%.

Net interest expense in the fourth quarter of 2018 is projected to decrease to approximately $30 million compared to $33 million in the prior year period. The Company estimates that the fourth quarter 2018 effective tax rate will be in a range of 13% to 19%.

The Company’s estimate of fourth quarter 2018 earnings per share on a non-GAAP basis excludes approximately $4 million of pre-tax costs to be incurred related to the TH China acquisition, consisting of noncash amortization of short-lived assets, and the resulting estimated tax effect.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $24 million incurred and to be incurred in 2018 related to the TH China acquisition, consisting of noncash amortization of short-lived assets, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter, $6 million was incurred in the third quarter and approximately $4 million is to be incurred in the fourth quarter.

•
Pre-tax costs of $83 million incurred in the fourth quarter of 2017 in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of the future payments to Mr. Hilfiger.

•	Pre-tax costs of $54 million incurred in the first quarter of 2017 in connection with the Li & Fung termination.

•
Pre-tax costs of $28 million incurred in the fourth quarter of 2017 in connection with the Company’s redemption and issuance of senior notes, including $24 million related to the early redemption of the $700 million 4 1/2% senior notes and $4 million related to the issuance of €600 million 3 1/8% senior notes.

•
Pre-tax costs of $27 million incurred in 2017 related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter, $6 million was incurred in the third quarter and $7 million was incurred in the fourth quarter.

•
Pre-tax costs of $19 million incurred in 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter and $5 million was incurred in the third quarter.

•
Pre-tax costs of $9 million incurred in the first quarter of 2017 in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer.

•
Pre-tax net costs of $8 million incurred in 2017 in connection with the consolidation within the Company’s warehouse and distribution network in North America, of which $2 million of costs were incurred in the first quarter, $6 million of costs were incurred in the second quarter, $3 million of costs were incurred in the third quarter and a net gain of $2 million was recorded in the fourth quarter, which included the impact of the sale of a warehouse and distribution center.

•	Pre-tax loss of $3 million recorded in the fourth quarter of 2017 related to the recognized actuarial loss on retirement plans.

•
Discrete tax benefits of $23 million recorded in 2017 primarily related to the resolution of uncertain tax positions, of which $13 million was recorded in the third quarter and $10 million was recorded in the fourth quarter.

•
Discrete net tax benefit of $53 million recorded in the fourth quarter of 2017 in connection with the Tax Legislation, consisting of a $265 million benefit primarily from the remeasurement of the Company’s net deferred tax liabilities, partially offset by a $38 million valuation allowance on the Company’s foreign tax credits and a $174 million transition tax on earnings of foreign subsidiaries deemed to be repatriated.

•	Discrete tax benefit of $15 million recorded in the fourth quarter of 2017 related to an excess tax benefit from the exercise of stock options by the Company’s Chief Executive Officer.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 6 and the sections entitled “Reconciliations of 2018 Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its third quarter earnings release is scheduled for Friday, November 30, 2018 at 9:00 a.m. EST. Please log on to the Company’s web site at www.PVH.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 9764497. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, and other factors; (iv) the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions; (v) quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed; (vi) the availability and cost of raw materials; (vii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (viii) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (ix) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (x) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xi) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xii) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xiii) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xiv) the impact of new and revised tax legislation and regulations, particularly the U.S. Tax Cuts and Jobs Act of 2017 and the still to-be-issued regulations with respect thereto that might disproportionately affect the Company as compared to some of its peers due to the specific tax structure of the Company and its greater percentage of revenues and income generated outside of the U.S.; and (xv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Nine Months Ended
	11/4/18	10/29/17	11/4/18	10/29/17

Net sales	$2,377.4	$2,220.2	$6,794.1	$6,058.7
Royalty revenue	112.2	105.8	283.1	274.5
Advertising and other revenue	34.9	31.0	95.6	82.7
Total revenue	$2,524.5	$2,357.0	$7,172.8	$6,415.9

Gross profit on net sales	$1,217.7	$1,160.5	$3,574.1	$3,168.2
Gross profit on royalty, advertising and other revenue	147.1	136.8	378.7	357.2
Total gross profit	1,364.8	1,297.3	3,952.8	3,525.4

Selling, general and administrative expenses	1,091.3	1,022.5	3,215.8	2,954.4

Non-service related pension and postretirement (income) cost	(2.7)	(2.2)	(7.8)	2.4

Equity in net income of unconsolidated affiliates	6.1	3.7	13.2	5.8

Earnings before interest and taxes	282.3	280.7	758.0	574.4

Interest expense, net	29.4	30.9	86.9	89.3

Pre-tax income	252.9	249.8	671.1	485.1

Income tax expense	10.3	11.1	84.9	56.9

Net income	242.6	238.7	586.2	428.2

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.5)	(0.5)	(1.5)	(1.1)

Net income attributable to PVH Corp.	$243.1	$239.2	$587.7	$429.3

Diluted net income per common share attributable to PVH Corp. (2)	$3.15	$3.05	$7.56	$5.45

	Quarter Ended		Nine Months Ended
	11/4/18	10/29/17	11/4/18	10/29/17

Depreciation and amortization expense	$81.8	$81.2	$248.0	$239.0

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	The Company and Arvind Limited have a joint venture in Ethiopia in which the Company owns a 75% interest.

(2)	Please see Note A in Notes to Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes it is useful to investors to present its results for the periods ended November 4, 2018 and October 29, 2017 excluding (i) the costs incurred in the first, second and third quarters of 2018 and 2017 related to the acquisition of the 55% interest in TH Asia, Ltd. (“TH China”), its former joint venture for TOMMY HILFIGER in China, that it did not already own (the “TH China acquisition”), primarily consisting of noncash amortization of short-lived assets; (ii) the costs incurred in the first quarter of 2017 in connection with agreements to restructure its supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), under which the Company terminated its non-exclusive buying agency agreement with Li & Fung in 2017 (the “Li & Fung termination”); (iii) the costs incurred in the first quarter of 2017 in connection with the noncash settlement of certain of its benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (iv) the costs incurred in the first, second and third quarters of 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (v) the costs incurred in the first, second and third quarters of 2017 in connection with the consolidation within its warehouse and distribution network in North America; (vi) the tax effects associated with the foregoing pre-tax items; and (vii) the discrete tax benefits recorded in the third quarter of 2017 related to the resolution of uncertain tax positions. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 6 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Nine Months Ended
	11/4/18	10/29/17	11/4/18	10/29/17

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,085.0	$1,008.5	$3,195.9	$2,851.3
Non-service related pension and postretirement income (2)				(7.0)
Earnings before interest and taxes (3)	288.6	294.7	777.9	686.9
Income tax expense (4)	11.9	26.9	89.8	98.0
Net income attributable to PVH Corp. (5)	247.8	237.4	602.7	500.7
Diluted net income per common share attributable to PVH Corp. (6)	$3.21	$3.02	$7.75	$6.36

Depreciation and amortization expense (7)	$75.5	$71.7	$228.1	$207.7

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliation of GAAP non-service related pension and postretirement cost to non-service related pension and postretirement income on a non-GAAP basis.
(3) Please see Table 2 for the reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(4)    Please see Table 5 for the reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(5) Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.
(6) Please see Note A in Notes to Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.
(7) Please see Table 6 for the reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/4/18	10/29/17	11/4/18	10/29/17

Net income attributable to PVH Corp.	$243.1	$239.2	$587.7	$429.3

Diluted net income per common share attributable to PVH Corp.(1)	$3.15	$3.05	$7.56	$5.45

Pre-tax items excluded:

SG&A expenses associated with the Li & Fung termination				54.2

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	6.3	6.4	19.9	19.9

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)		5.1		19.2

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America		2.5		9.8

Expenses associated with the noncash settlement of certain of the Company’s retirement plan benefit obligations (recorded in non-service related pension and postretirement (income) cost)				9.4

Tax effects of the above pre-tax items(2)	(1.6)	(3.0)	(4.9)	(28.3)

Discrete tax benefits related to the resolution of uncertain tax positions		(12.8)		(12.8)

Net income on a non-GAAP basis attributable to PVH Corp.	$247.8	$237.4	$602.7	$500.7

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$3.21	$3.02	$7.75	$6.36

(1)   Please see Note A in Notes to the Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/4/18	10/29/17	11/4/18	10/29/17

Earnings before interest and taxes	$282.3	$280.7	$758.0	$574.4

Items excluded:

SG&A expenses associated with the Li & Fung termination				54.2

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	6.3	6.4	19.9	19.9

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)		5.1		19.2

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America		2.5		9.8

Expenses associated with the noncash settlement of certain of the Company’s retirement plan benefit obligations (recorded in non-service related pension and postretirement (income) cost)				9.4

Earnings before interest and taxes on a non-GAAP basis	$288.6	$294.7	$777.9	$686.9

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/4/18	10/29/17	11/4/18	10/29/17

SG&A expenses	$1,091.3	$1,022.5	$3,215.8	$2,954.4

Items excluded:

Expenses associated with the Li & Fung termination				(54.2)

Expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	(6.3)	(6.4)	(19.9)	(19.9)

Expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)		(5.1)		(19.2)

Expenses associated with the consolidation within the Company’s warehouse and distribution network in North America		(2.5)		(9.8)

SG&A expenses on a non-GAAP basis	$1,085.0	$1,008.5	$3,195.9	$2,851.3

Table 4 - Reconciliation of GAAP non-service related pension and postretirement cost to non-service related pension and postretirement income on a non-GAAP basis

Nine Months Ended
10/29/17

Non-service related pension and postretirement cost	$2.4

Item excluded:

Expenses associated with the noncash settlement of certain of the Company’s retirement plan benefit obligations	(9.4)

Non-service related pension and postretirement income on a non-GAAP basis	$(7.0)

Table 5 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/4/18	10/29/17	11/4/18	10/29/17

Income tax expense	$10.3	$11.1	$84.9	$56.9

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	1.6	3.0	4.9	28.3

Discrete tax benefits related to the resolution of uncertain tax positions		12.8		12.8

Income tax expense on a non-GAAP basis	$11.9	$26.9	$89.8	$98.0

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 6 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/4/18	10/29/17	11/4/18	10/29/17

Depreciation and amortization expense	$81.8	$81.2	$248.0	$239.0

Items excluded:

Amortization of short-lived assets associated with the TH China acquisition	(6.3)	(6.4)	(19.9)	(19.1)

Depreciation associated with the relocation of the Tommy Hilfiger office in New York		(3.1)		(12.2)

Depreciation and amortization expense on a non-GAAP basis	$75.5	$71.7	$228.1	$207.7

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	11/4/18				10/29/17
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$243.1	$(4.7)		$247.8	$239.2	$1.8		$237.4

Weighted average common shares	76.4			76.4	77.3			77.3
Weighted average dilutive securities	0.7			0.7	1.2			1.2
Total shares	77.1			77.1	78.5			78.5

Diluted net income per common share attributable to PVH Corp.	$3.15			$3.21	$3.05			$3.02

	Nine Months Ended				Nine Months Ended
	11/4/18				10/29/17
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$587.7	$(15.0)		$602.7	$429.3	$(71.4)		$500.7

Weighted average common shares	76.8			76.8	77.8			77.8
Weighted average dilutive securities	0.9			0.9	0.9			0.9
Total shares	77.7			77.7	78.7			78.7

Diluted net income per common share attributable to PVH Corp.	$7.56			$7.75	$5.45			$6.36

(1)
Represents the impact on net income in the periods ended November 4, 2018 from the elimination of the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets, and the resulting tax effect. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended October 29, 2017 from the elimination of (i) the costs related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs in connection with the Li & Fung termination; (iii) the costs in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (iv) the costs in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (v) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (vi) the tax effects associated with the foregoing pre-tax items; and (vii) the discrete tax benefits related to the resolution of uncertain tax positions. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	11/4/18	10/29/17
ASSETS
Current Assets:
Cash and Cash Equivalents	$398.5	$612.3
Receivables	965.6	857.1
Inventories	1,686.9	1,466.2
Other	256.8	208.5
Total Current Assets	3,307.8	3,144.1
Property, Plant and Equipment	923.7	821.2
Goodwill and Other Intangible Assets	7,230.2	7,336.0
Other Assets	369.2	356.9
	$11,830.9	$11,658.2

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,621.9	$1,518.8
Short-Term Borrowings	276.7	207.5
Current Portion of Long-Term Debt	—	—
Other Liabilities	1,372.3	1,496.8
Long-Term Debt	2,878.3	3,182.7
Redeemable Non-Controlling Interest	0.5	2.6
Stockholders’ Equity	5,681.2	5,249.8
	$11,830.9	$11,658.2

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	11/4/18	10/29/17

Calvin Klein North America
Net sales	$420.3	$413.4
Royalty revenue	45.9	46.3
Advertising and other revenue	14.8	16.0
Total	481.0	475.7

Calvin Klein International
Net sales	452.8	439.5
Royalty revenue	21.7	20.2
Advertising and other revenue	7.7	7.2
Total	482.2	466.9

Total Calvin Klein
Net sales	873.1	852.9
Royalty revenue	67.6	66.5
Advertising and other revenue	22.5	23.2
Total	963.2	942.6

Tommy Hilfiger North America
Net sales	394.9	383.2
Royalty revenue	23.8	22.0
Advertising and other revenue	5.6	5.1
Total	424.3	410.3

Tommy Hilfiger International
Net sales	688.1	595.0
Royalty revenue	14.4	11.8
Advertising and other revenue	5.7	1.7
Total	708.2	608.5

Total Tommy Hilfiger
Net sales	1,083.0	978.2
Royalty revenue	38.2	33.8
Advertising and other revenue	11.3	6.8
Total	1,132.5	1,018.8

Heritage Brands Wholesale
Net sales	357.9	324.4
Royalty revenue	5.4	4.7
Advertising and other revenue	1.0	0.8
Total	364.3	329.9

Heritage Brands Retail
Net sales	63.4	64.7
Royalty revenue	1.0	0.8
Advertising and other revenue	0.1	0.2
Total	64.5	65.7

Total Heritage Brands
Net sales	421.3	389.1
Royalty revenue	6.4	5.5
Advertising and other revenue	1.1	1.0
Total	428.8	395.6

Total Revenue
Net sales	2,377.4	2,220.2
Royalty revenue	112.2	105.8
Advertising and other revenue	34.9	31.0
Total	$2,524.5	$2,357.0

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	11/4/18			10/29/17
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$51.2		$51.2	$66.1		$66.1

Calvin Klein International	69.7		69.7	76.3		76.3

Total Calvin Klein	120.9		120.9	142.4		142.4

Tommy Hilfiger North America	64.6		64.6	52.6	$(5.1)	57.7

Tommy Hilfiger International	112.6	$(6.3)	118.9	94.1	(6.4)	100.5

Total Tommy Hilfiger	177.2	(6.3)	183.5	146.7	(11.5)	158.2

Heritage Brands Wholesale	23.8		23.8	28.4		28.4

Heritage Brands Retail	0.4		0.4	1.5		1.5

Total Heritage Brands	24.2		24.2	29.9		29.9

Corporate	(40.0)		(40.0)	(38.3)	(2.5)	(35.8)

Total earnings before interest and taxes	$282.3	$(6.3)	$288.6	$280.7	$(14.0)	$294.7

(1)	The adjustment for the quarter ended November 4, 2018 represents the elimination of the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets.

(2)
The adjustments for the quarter ended October 29, 2017 represent the elimination of (i) the costs related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; and (iii) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Nine Months Ended	Nine Months Ended
	11/4/18	10/29/17
Calvin Klein North America
Net sales	$1,212.6	$1,091.8
Royalty revenue	111.9	113.0
Advertising and other revenue	38.5	38.5
Total	1,363.0	1,243.3

Calvin Klein International
Net sales	1,336.9	1,164.3
Royalty revenue	56.2	57.1
Advertising and other revenue	22.2	20.2
Total	1,415.3	1,241.6

Total Calvin Klein
Net sales	2,549.5	2,256.1
Royalty revenue	168.1	170.1
Advertising and other revenue	60.7	58.7
Total	2,778.3	2,484.9

Tommy Hilfiger North America
Net sales	1,151.6	1,062.1
Royalty revenue	56.7	53.8
Advertising and other revenue	13.8	12.7
Total	1,222.1	1,128.6

Tommy Hilfiger International
Net sales	1,897.6	1,581.9
Royalty revenue	39.4	33.6
Advertising and other revenue	17.8	8.3
Total	1,954.8	1,623.8

Total Tommy Hilfiger
Net sales	3,049.2	2,644.0
Royalty revenue	96.1	87.4
Advertising and other revenue	31.6	21.0
Total	3,176.9	2,752.4

Heritage Brands Wholesale
Net sales	1,000.7	967.9
Royalty revenue	15.8	14.4
Advertising and other revenue	3.0	2.6
Total	1,019.5	984.9

Heritage Brands Retail
Net sales	194.7	190.7
Royalty revenue	3.1	2.6
Advertising and other revenue	0.3	0.4
Total	198.1	193.7

Total Heritage Brands
Net sales	1,195.4	1,158.6
Royalty revenue	18.9	17.0
Advertising and other revenue	3.3	3.0
Total	1,217.6	1,178.6

Total Revenue
Net sales	6,794.1	6,058.7
Royalty revenue	283.1	274.5
Advertising and other revenue	95.6	82.7
Total	$7,172.8	$6,415.9

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Nine Months Ended			Nine Months Ended
	11/4/18			10/29/17
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$154.5		$154.5	$156.0		$156.0

Calvin Klein International	180.0		180.0	175.4		175.4

Total Calvin Klein	334.5		334.5	331.4		331.4

Tommy Hilfiger North America	179.6		179.6	87.0	$(50.5)	137.5

Tommy Hilfiger International	263.6	$(19.9)	283.5	184.4	(42.8)	227.2

Total Tommy Hilfiger	443.2	(19.9)	463.1	271.4	(93.3)	364.7

Heritage Brands Wholesale	90.1		90.1	89.2		89.2

Heritage Brands Retail	8.3		8.3	7.5		7.5

Total Heritage Brands	98.4		98.4	96.7		96.7

Corporate	(118.1)		(118.1)	(125.1)	(19.2)	(105.9)

Total earnings before interest and taxes	$758.0	$(19.9)	$777.9	$574.4	$(112.5)	$686.9

(1)	The adjustment for the nine months ended November 4, 2018 represents the elimination of the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets.

(2)
The adjustments for the nine months ended October 29, 2017 represent the elimination of (i) the costs related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs in connection with the Li & Fung termination; (iii) the costs in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (iv) the costs in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; and (v) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America.

PVH CORP.
Reconciliations of 2018 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	11/4/18	10/29/17

Calvin Klein North America	$481.0	$475.7	1.1%	(0.5)%	1.6%
Calvin Klein International	482.2	466.9	3.3%	(3.2)%	6.5%
Total Calvin Klein	963.2	942.6	2.2%	(1.8)%	4.0%

Tommy Hilfiger North America	$424.3	$410.3	3.4%	(0.6)%	4.0%
Tommy Hilfiger International	708.2	608.5	16.4%	(2.7)%	19.1%
Total Tommy Hilfiger	1,132.5	1,018.8	11.2%	(1.8)%	13.0%

Total Revenue	$2,524.5	$2,357.0	7.1%	(1.6)%	8.7%

	GAAP Revenue		% Change
	Nine Months Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	11/4/18	10/29/17

Total Calvin Klein	$2,778.3	$2,484.9	11.8%	1.5%	10.3%

Total Tommy Hilfiger	$3,176.9	$2,752.4	15.4%	3.0%	12.4%

Total Revenue	$7,172.8	$6,415.9	11.8%	1.9%	9.9%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2018 estimated results excluding the costs incurred and to be incurred related to the TH China acquisition, consisting of noncash amortization of short-lived assets, and the resulting estimated tax effect. The 2018 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts because it deems them to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the item described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies. The estimated tax effect associated with the above pre-tax item is based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated the item identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. The item is identified as tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction.

2018 Net Income Per Common Share Reconciliations	Current Guidance		Previous Guidance
	Full Year 2018 (Estimated)	Fourth Quarter 2018 (Estimated)	Full Year 2018 (Estimated)	Third Quarter 2018 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$9.10 - $9.12	$1.54 - $1.56	$8.96 - $9.01	$3.03 - $3.06
Estimated per common share impact of item identified as a non-GAAP exclusion	$(0.23)	$(0.04)	$(0.24)	$(0.07)
Net income per common share attributable to PVH Corp. on a non-GAAP basis	$9.33 - $9.35	$1.58 - $1.60	$9.20 - $9.25	$3.10 - $3.13

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of (i) acquisition, restructuring, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, (iv) the imposition of significant tariffs on apparel, footwear and accessories imported from China or any of the Company’s other significant sourcing countries, (v) adjustments to the Company’s income tax provision related to the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Legislation”), including as a result of changes in the provisional amounts recorded in 2017 during the permitted measurement period, as regulatory guidance may be issued related to the Tax Legislation and as the Company completes its final analysis of the impacts of the Tax Legislation, or (vi) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity that has not been announced or completed.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2018 Estimated Revenue on a Constant Currency Basis Reconciliation
	Full Year 2018 (Estimated) (Consolidated)	Full Year 2018 (Estimated) (Calvin Klein)	Full Year 2018 (Estimated) (Tommy Hilfiger)	Fourth Quarter 2018 (Estimated) (Consolidated)	Fourth Quarter 2018 (Estimated) (Calvin Klein)	Fourth Quarter 2018 (Estimated) (Tommy Hilfiger)

GAAP revenue increase (decrease)	7%	7%	10%	(4)%	(6)%	(4)%
Positive (negative) impact of foreign exchange	0%	0%	1%	(3)%	(3)%	(4)%
Non-GAAP revenue increase (decrease) on a constant currency basis	7%	7%	9%	(1)%	(3)%	0%

Please refer to the section entitled “Reconciliations of 2018 Constant Currency Revenue” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis (Net Income in millions)
	Full Year 2017				Fourth Quarter 2017
	(Actual)				(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments	(1)	Non-GAAP Results	Results Under GAAP	Adjustments	(2)	Non-GAAP Results

Net income	$537.8	$(86.6)		$624.4	$108.5	$(15.2)		$123.7
Total weighted average shares	78.6			78.6	78.3			78.3

Diluted net income per common share	$6.84			$7.94	$1.39			$1.58

(1) Represents the impact on net income in the year ended February 4, 2018 from the elimination of (i) a $2.5 million recognized actuarial loss on retirement plans; (ii) $26.9 million of costs related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) $54.2 million of costs in connection with the Li & Fung termination; (iv) $19.2 million of costs in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (v) $9.4 million of costs in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (vi) $8.0 million of net costs in connection with the consolidation within the Company’s warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center; (vii) $82.9 million of costs in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of future payments to Mr. Hilfiger (the “Mr. Hilfiger amendment”); (viii) $23.9 million of costs in connection with the early redemption of the Company’s $700 million 4 1/2% senior notes; (ix) $4.2 million of costs in connection with the issuance of the Company’s €600 million 3 1/8% senior notes; (x) $54.0 million of tax benefits associated with the foregoing pre-tax items; (xi) $22.6 million of discrete tax benefits related to the resolution of uncertain tax positions; (xii) a $52.8 million discrete net tax benefit associated with the Tax Legislation; and (xiii) a $15.2 million discrete tax benefit related to an excess tax benefit from the exercise of stock options by the Company’s Chief Executive Officer.

(2) Represents the impact on net income in the quarter ended February 4, 2018 from the elimination of (i) a $2.5 million recognized actuarial loss on retirement plans; (ii) $7.0 million of costs related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) a $1.8 million net gain recorded in connection with the consolidation within the Company’s warehouse and distribution network in North America, which included the impact of the sale of a warehouse and distribution center; (iv) $82.9 million of costs in connection with the Mr. Hilfiger amendment; (v) $23.9 million of costs in connection with the early redemption of the Company’s $700 million 4 1/2% senior notes; (vi) $4.2 million of costs in connection with the issuance of the Company’s €600 million 3 1/8% senior notes; (vii) $25.7 million of tax benefits associated with the foregoing pre-tax items; (viii) $9.8 million of discrete tax benefits related to the resolution of uncertain tax positions; (ix) a $52.8 million discrete net tax benefit associated with the Tax Legislation; and (x) a $15.2 million discrete tax benefit related to an excess tax benefit from the exercise of stock options by the Company’s Chief Executive Officer.